CMA Master Money Trust
File Number: 811-21299
CIK Number: 0001186239
For the Period Ending: 3/31/2003

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Money Markets Incorporated, for the year ended March 31, 2003.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

4/04/2002	$45,455	Clipper Receivables Corp	1.820%	5/06/2002
5/21/2002	50,000	Amsterdam Funding Corp.	1.780	6/18/2002
6/07/2002	50,000	Amsterdam Funding Corp.	1.790	7/09/2002
6/10/02	200,000	Credit Agricole	2.475	6/12/03
6/10/02	200,000	Merita Bank P/C	2.430	6/12/03
6/12/2002	50,000	Apreco, Inc.	1.800	7/29/2002
6/18/2002	75,000	Swedbank Inc.	5.000	6/20/2003
6/20/2002	50,000	Credit Communal De Bel	2.230	6/24/2003
6/21/2002	75,000	CXC Inc Disc Coml	1.790	8/06/2002
6/21/2002	100,000	Preferred Receivable	1.800	7/26/2002
6/24/2002	50,000	Forrestal Funding MS TR	1.800	8/16/2002
7/17/2002	150,000	Amsterdam Funding Corp.	1.780	8/16/2002
7/17/2002	99,000	CXC Inc Disc Coml	1.780	9/20/2002
7/17/2002	42,500	Windmill Funding Corp.	1.780	9/25/2002
7/23/2002	50,000	Forrestal Funding MS TR	1.770	8/30/2002
7/29/2002	140,000	Windmill Funding Corp.	1.760	9/06/2002
8/16/2002	75,000	Forrestal Funding MS TR	1.750	9/20/2002
9/18/2002	50,000	Forrestal Funding MS TR	1.780	10/28/2002
9/19/2002	50,000	Forrestal Funding MS TR	1.780	11/01/2002
9/23/2002	67,626	Kitty Hawk Funding Corp	1.770	10/10/2002
9/24/2002	165,000	Toronto Dominion Bank	5.000	9/26/2003
10/28/2002	50,000	Forrestal Funding MS TR	1.780	11/22/2002
11/13/2002	50,000	Amsterdam Funding Corp.	1.340	12/9/2002
11/15/02	70,000	Falcon Asset Sec	1.340	1/16/2003
12/10/2002	100,000	Asset Securitization	1.330	3/26/2003
1/3/03	300,000	UBS Finance Delaware Inc.	1.250	1/6/03
2/10/2003	250,000	Societe Generale	5.000	2/12/2004
3/20/03	100,127	Old Line Funding Corp.	1.250	4/24/03
3/24/2003	138,010	Edison Asset Securization	1.250	5/13/2003